ARTICLES OF DISSOLUTION
OF
MIDAS PERPETUAL PORTFOLIO, INC.
The following Articles of Dissolution of Midas Perpetual Portfolio, Inc. (the “Corporation”), a corporation organized under the general laws of the State of Maryland, are hereby certified to the Maryland State Department of Assessments and Taxation for the purpose of effecting the dissolution of the Corporation.

FIRST. The name of the Corporation is Midas Perpetual Portfolio, Inc.

SECOND. The address of the principal office of the Corporation in the State of Maryland is Midas Perpetual Portfolio, Inc., c/o InCorp Services, Inc., 1519 York Road, Lutherville, MD 21093.

THIRD. The name and address of the resident agent of the Corporation in the State of Maryland, who shall serve for one year after dissolution and thereafter until the affairs of the Corporation are wound up, is InCorp Services, Inc., 1519 York Road, Lutherville, MD 21093.

FOURTH. The names of each of the directors of the Corporation are as follows:

Name
Bruce B. Huber
James E. Hunt
Peter K. Werner
Thomas B. Winmill

The business address of each director listed above is 11 Hanover Square, New York, NY 10005.

FIFTH. The names and titles of each of the officers of the Corporation are as follows:

Name	Title
Thomas B. Winmill	President and Chief Executive Officer
Thomas O’Malley	Chief Accounting Officer, Chief Financial Officer, Treasurer, and Vice President
John F. Ramírez	Secretary, Vice President, Chief Legal Officer and General Counsel

The business address of each officer listed above is 11 Hanover Square, New York, NY 10005.

SIXTH. The dissolution of the Corporation effected by these Articles of Dissolution was approved in the manner and by the vote required by the Corporation’s Amended and Restated Articles of Incorporation, Maryland General Corporation Law and other applicable law.  The Board of Directors of the Corporation at a meeting held on August 2, 2012 unanimously adopted resolutions approving the transfer of the Corporation’s assets and liabilities (through a reorganization) to another investment company and the subsequent dissolution of the Corporation and directing that the proposed transactions be submitted for consideration at a meeting of the Corporation’s stockholders for action thereon.  The transactions, including the dissolution of the Corporation, as so proposed were approved by the Corporation’s stockholders by the required number of votes entitled to be cast on the matter at a Special Meeting held on September 12, 2012 and adjourned to October 1, 2012.

SEVENTH. The Corporation has no known creditors.

EIGHTH. The Corporation is hereby dissolved.

IN WITNESS WHEREOF, Midas Perpetual Portfolio, Inc. has caused these Articles of Dissolution to be signed on March 1, 2013 in its name and on its behalf by its Chief Financial Officer and witnessed by its Secretary.

MIDAS PERPETUAL PORTFOLIO, INC.

           By: /s/ Thomas O'Malley
Name:  Thomas O’Malley
Title:  Chief Financial Officer

WITNESS:

/s/ John F. Ramirez
Name:  John F. Ramírez
Title:  Secretary

The undersigned Chief Financial Officer of Midas Perpetual Portfolio, Inc., who executed on behalf of said corporation the foregoing Articles of Dissolution of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Dissolution to be the corporate act of said corporation, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

/s/ Thomas O'Malley
Name:  Thomas O’Malley
Title:  Chief Financial Officer